Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
336-436-4602
Brad Hayes
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2004 FOURTH QUARTER AND FULL YEAR RESULTS

EBITDA Margin of 25.5 Percent Drives 16.2 Percent EPS Growth in 2004

Burlington, NC, February 15, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended December 31, 2004.

Fourth Quarter Results
Revenues for the quarter were $766.5 million, an increase of 4.8 percent compared to the same period in 2003. Testing volume, measured by accessions, increased 2.0 percent and price per accession increased 2.8 percent compared to fourth quarter 2003.

Net earnings for the quarter increased 9.3 percent to $84.8 million, compared to 2003 fourth quarter net earnings of $77.6 million. Before a required change in accounting related to shares contingently convertible under the Company’s zero coupon subordinated notes, earnings per diluted share increased 13.0 percent to $0.61 for the fourth quarter, versus $0.54 in the fourth quarter of 2003. After the required change in accounting, earnings per diluted share were $0.58 and $0.52 in the fourth quarter of 2004 and 2003, respectively. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $185.0 million for the quarter, or 24.1 percent of net sales, compared to $174.4 million, or 23.8 percent of net sales for the same period in 2003.

During the quarter, the Company repurchased approximately $128.0 million of stock under its $250 million stock repurchase program, representing approximately 2.6 million shares. Operating cash flow was $106.6 million, and the balance of cash and short term investments at the end of the quarter was $206.8 million.

Full Year Results
Revenues for the year were $3,084.8 million, an increase of 4.9 percent compared to 2003. Testing volume, measured by accessions, increased 3.6 percent and price per accession increased 1.3 percent, compared to 2003.

Net earnings for the year increased 13.1 percent to $363.0 million, compared to 2003 net earnings of $321.0 million. Before a required change in accounting related to shares contingently convertible under the Company’s zero coupon subordinated notes, earnings per diluted share increased 16.2 percent to $2.58 for the year, versus $2.22 in 2003. After the required change in accounting, earnings per diluted share were $2.45 and $2.11 for 2004 and 2003, respectively. EBITDA was $787.8 million, or 25.5 percent of net sales, compared to $711.5 million, or 24.2 percent of net sales for 2003. Operating cash flow was $538.1 million.

During the year, the Company repurchased approximately $378 million of stock, representing approximately 8.8 million shares.

“We are pleased to report another year of excellent financial performance,” said Thomas P. Mac Mahon, chairman and chief executive officer. “We have continued to profitably grow our Company, which has allowed us to continue to return value to our shareholders. Our significant generation of free cash flow has allowed us to continue to repurchase shares, as well as complete the strategic acquisition of US LABS on February 3, 2005. The acquisition of US LABS provides both an important anatomical pathology base in California and a facility capable of launching a genomics and esoteric platform in the West.”

Mr. Mac Mahon added, “Our existing genomic, esoteric and anatomical pathology testing businesses are poised for continued growth, and we remain focused on our strategic priorities related to customer retention and managed care.”

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2005. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A live broadcast of LabCorp’s quarterly conference call on February 15, 2005 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through March 15, 2005. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 415-908-4745. A telephone replay of the call will be available through February 22, 2005 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-28-215.

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, and US LABS based in Irvine, CA. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003 and subsequent SEC filings, and will be available in the Company’s Form 10-K for the year ended December 31, 2004, when filed.

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— Table to Follow —

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Net sales	$766.5	$731.5	$3,084.8	$2,939.4
Cost of sales	460.4	430.8	1,795.5	1,714.8
Selling, general and administrative	158.9	161.7	649.1	651.8
Amortization of intangibles and other assets	11.0	10.1	42.7	37.6
Restructuring charges(credits)	(0.9)	(1.8)	(0.9)	1.5

Operating income	137.1	130.7	598.4	533.7

Other income (expense)	(0.2)	(0.6)	(1.8)	(1.2)
Investment income	1.6	0.3	3.5	5.1
Interest expense	(8.5)	(10.0)	(36.1)	(40.9)
Income from joint venture partnerships	13.7	11.1	51.3	43.7

Earnings before income taxes	143.7	131.5	615.3	540.4
Provision for income taxes	58.9	53.9	252.3	219.4

Net earnings	$84.8	$77.6	$363.0	$321.0

Diluted earnings per common share:
Net earnings	$0.58	$0.52	$2.45	$2.11

Net earnings, excluding the impact of contingently convertible shares	$0.61	$0.54	$2.58	$2.22

Weighted average shares outstanding	148.5	153.0	150.7	154.7

Weighted average shares outstanding, excluding the impact of contingently convertible shares	138.5	143.0	140.7	144.7

EBITDA	$185.0	$174.4	$787.8	$711.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2004	2003

Cash and short-term investments	$206.8	$123.0
Accounts receivable, net	441.4	432.5
Property, plant and equipment	360.0	361.3
Intangible assets and goodwill, net	1,857.4	1,857.3
Investments in joint venture partnerships	550.3	505.3
Other assets	121.3	135.5

	$3,537.2	$3,414.9

Zero coupon-subordinated notes	533.7	523.2
5 1/2% senior note	353.4	353.8
Other liabilities	650.8	642.0
Shareholders' equity	1,999.3	1,895.9

	$3,537.2	$3,414.9

Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and twelve-month periods ended December 31, 2004 and 2003:

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Earnings before income taxes	$143.7	$131.5	$615.3	$540.4
Add(subtract):
Interest expense	8.5	10.0	36.1	40.9
Investment income	(1.6)	(0.3)	(3.5)	(5.1)
Other(income)expense, net	0.2	0.6	1.8	1.2
Depreciation	23.3	23.4	93.0	91.6
Amortization	11.0	10.1	42.7	37.6
Restructuring and other special items	(0.9)	(1.8)	(0.9)	1.5
Joint venture partnerships' depreciation and amortization	0.8	0.9	3.3	3.4

EBITDA	$185.0	$174.4	$787.8	$711.5

2)	In September 2004, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board reached consensus on EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” Under the EITF’s conclusion, contingently convertible shares attached to a debt instrument are to be included in the calculation of diluted earnings per share regardless of whether or not the contingency has been met. Historically the Company followed the guidance of paragraph 30 of SFAS No. 128, “Earnings Per Share”, and excluded contingently convertible shares relating to its zero coupon – subordinated notes from its calculations of diluted earnings per share. The EITF consensus supersedes the accounting under SFAS No. 128 and, accordingly, the Company has adopted the provisions of EITF No. 04-8 for its zero coupon-subordinated notes – including the retroactive restatement of all diluted earnings per share calculations for all periods presented.

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Reconciliation of Outstanding Shares
Weighted average shares outstanding for diluted earnings per share, as reported (A)	148.5	153.0	150.7	154.7
Less contingently convertible shares	(10.0)	(10.0)	(10.0)	(10.0)

Weighted average shares for diluted earnings per share excluding the impact of contingently convertible shares (B)	138.5	143.0	140.7	144.7

Reconciliation of Net Earnings
Net earnings, as reported (C)	$84.8	$77.6	$363.0	$321.0

Add back:
Interest on zero coupon-subordinated notes	2.7	2.6	10.6	10.3
Tax effect of interest on zero coupon- subordinated notes	(1.1)	(1.1)	(4.4)	(4.3)

	1.6	1.5	6.2	6.0

Net earnings used for calculating diluted earnings per share as reported (D)	$86.4	$79.1	$369.2	$327.0

Diluted earnings per share as reported {D divided by A}	$0.58	$0.52	$2.45	$2.11

Diluted earnings per share, excluding the impact of contingently convertible shares {C divided by B}	$0.61	$0.54	$2.58	$2.22